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                                  EXHIBIT 99.4

          Form of Stock Option Assumption Agreement used in connection with the 1995 Stock Option Plan
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                                                          1995 STOCK OPTION PLAN

                              CISCO SYSTEMS, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT
                       ---------------------------------


OPTIONEE:  1-

     STOCK OPTION ASSUMPTION AGREEMENT issued as of the 29th day of March, 1996 by Cisco Systems, Inc., a California corporation ("Cisco").

     WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of TGV Software, Inc., a Delaware corporation ("TGV"), which were granted to Optionee under the TGV Software, Inc. 1995 Stock Option Plan (the "Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between TGV and Optionee.

     WHEREAS, TGV has this day been acquired by Cisco through merger of a wholly-owned Cisco subsidiary ("Acquisition Corporation") with and into TGV (the "Merger") pursuant to the Agreement and Plan of Merger dated January 23, 1996 by and among Cisco, TGV and Acquisition Corporation (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of TGV under all options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

     WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is .4 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of TGV common stock (the "Exchange Rate").

     WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of TGV common stock subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "TGV Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of TGV under each of the TGV Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each TGV Option hereby assumed and the exercise price payable
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thereunder have been adjusted to reflect the Exchange Rate at which shares of
TGV common stock were converted into shares of Cisco Stock in consummation of the Merger. Accordingly, the number of shares of Cisco Stock subject to each TGV Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of Cisco Stock under the assumed TGV Option shall be as indicated for that option in attached Exhibit B.

     2. The intent of the foregoing adjustments to each assumed TGV Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under that option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the TGV common stock subject to the TGV Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the TGV Option immediately prior to the Merger.

     3.  The following provisions shall govern each TGV Option hereby assumed by
Cisco:

     - Unless the context otherwise requires, all references to the "Company" in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean Cisco, all references to "Shares", "Stock" or "Common Stock" shall mean shares of Cisco Stock, and all references to the "Plan Administrator" shall mean the Compensation Committee of the Cisco Board of Directors.

     - The grant date and the expiration date of each assumed TGV Option and all other provisions which govern either the exercisability or the termination of the assumed TGV Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

     - Each assumed TGV Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cisco Stock subject to each such installment adjusted to reflect the Exchange Rate. Accordingly, no accelerated vesting of the TGV Options shall be deemed to occur by reason of the Merger, and the grant date for each assumed TGV Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

     - No partial exercise of the assumed TGV Option shall be for a number of shares of Cisco Stock less than five percent (5%) of the total number of shares of TGV common stock originally covered by such option, multiplied by the Exchange Rate.

     - For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall

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be deemed to continue in such employee status for so long as Optionee renders services as an employee to Cisco or any present or future Cisco subsidiary, including (without limitation) TGV. Accordingly, the provisions of the Option Agreement governing the termination of the assumed TGV Option upon the Optionee's cessation of employee status with TGV shall hereafter be applied on the basis of the Optionee's cessation of employee status with Cisco and its subsidiaries, and each assumed TGV Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with Cisco and its subsidiaries.

     - The adjusted exercise price payable for the Cisco Stock subject to each assumed TGV Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as TGV common stock prior to the Merger shall be taken into account.

     - In order to exercise each assumed TGV Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                Cisco Systems, Inc.
                170 West Tasman Drive
                San Jose, CA  95134
                Attention:  Christine Calice


     4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

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     IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the _____ day of ________, 1996.


                                      CISCO SYSTEMS, INC.

                                      By:
                                          -------------------------------------



                                 ACKNOWLEDGMENT


     The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her TGV Options hereby assumed by Cisco Systems, Inc. are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                        ---------------------------------------
                                        1-, OPTIONEE


DATED: __________________, 1996

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                                   EXHIBIT A

    Optionee's Outstanding Options to Purchase Shares of TGV Software, Inc.
                           Common Stock (Pre-Merger)
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                                   EXHIBIT B

    Optionee's Outstanding Options to Purchase Shares of Cisco Systems, Inc.
                           Common Stock (Post-Merger)